Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

MoneyMart Assets, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 811-02619 and 333-112406) on Form N-1A of MoneyMart Assets, Inc. (hereafter referred to as the “Fund”) of our report dated September 26, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of July 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for the year ended July 31, 2008, for the period January 1, 2007 to July 31, 2007 and the year ended December 31, 2006, and the financial highlights for the year ended July 31, 2008, for the period January 1, 2007 to July 31, 2007 and for each of the years in the four-year period ended December 31, 2006, which appears in the July 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

September 26, 2008